Exhibit 99.1

News Release

Contact:	Barry Faber, General Counsel
(410) 568-1500

SINCLAIR COMMENTS ON OWNERSHIP RULES

BALTIMORE (June 2, 2003) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) today commented on the Federal Communication Commission’s (the “Commission”) broadcast ownership rules welcoming the Commission’s decision to eliminate the 8-voices test and to allow the ownership of two television stations in most markets.  At the same time, Sinclair disagrees with the decision to restrict joint ownership of two of the top four rated stations in any one market, citing the myriad of news and information sources available to the American public.

“The Commission’s decision regarding the ownership rules will allow us to immediately move forward to acquire stations that we currently program pursuant to local marketing agreements (“LMAs”) in Baltimore, Maryland; Greenville, South Carolina/Asheville, North Carolina; and Charleston, South Carolina,” commented David Smith, President and Chief Executive Officer of Sinclair.  “We also intend to move forward with waiver requests on the top four station restriction to acquire stations that we currently program pursuant to LMAs in Columbus, Ohio; Dayton, Ohio; and Charleston, West Virginia.  In addition, we note that the decision by the Commission opens up a number of Sinclair’s single-station television markets to duopoly opportunities, and we will consider the impact of the rule change on potential acquisitions and dispositions that would not previously have been permitted.”

“Finally, we applaud the decision of the Commission to allow for triopolies, a groundbreaking step that recognizes the value of free over-the-air television and the difficulty of lesser viewed stations to stay on the air.  However, we are concerned that limiting triopolies to the top 5 markets in the country is arbitrary and expect this rule to be challenged through the judicial process.”

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24.0% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

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